Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741-8570
PPE, Inc. (Protective Products Enterprises)
Contact: Tom Steffen (954) 846-8222

FOR IMMEDIATE RELEASE

MSA Completes Sale of North Carolina Ballistic Vest Business

PITTSBURGH, October 14, 2011 – MSA (NYSE: MSA) of Pittsburgh, Pa., the leading global manufacturer of safety equipment for worker and facility protection, today announced it has completed the sale of its North Carolina-based Paraclete Armor and Equipment business to Protective Products Enterprises, Inc. (“PPE”) of Sunrise, Fla. PPE provides tactical ballistic body armor to several branches of the U.S. military and is an affiliated portfolio company of Sun Capital Partners, Inc., a leading private investment firm with approximately $8 billion under management. Terms of the deal are not being disclosed.

MSA acquired Paraclete Armor of St. Pauls, N.C., in 2006 to expand the company’s existing line of ballistic protection products. Since that time MSA’s product strategy has increasingly focused on its “core” safety equipment product lines where the company has strong expertise, global R&D resources and vast market presence. MSA’s core product focus emphasizes industrial head protection, respiratory protective equipment, fall protection products, portable gas detection monitors, and fixed gas- and flame-detection instruments. The transaction with PPE does not include MSA’s ballistic helmets business.

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“This sale of our ballistic vest business is something we have seriously considered for some time,” said Joseph A. Bigler, President of MSA North America. “The decision to move in this direction came down to two factors: alignment with MSA’s long-term business strategy to focus on those products that provide us with the greatest growth opportunities; and pursuing a course of action that we believe provides Paraclete Armor with the best opportunity for future success.”

The acquisition of Paraclete Armor is an excellent fit for PPE as it will enhance and broaden PPE’s current product and engineering capabilities. “Paraclete’s market position in the commercial segment will augment PPE’s sizeable footprint in the domestic body armor market. They bring some very unique capabilities that helps diversify our product offering as well as expand our market share,” said Mike Kilbane, President of Protective Products Enterprises.

Mr. Bigler added that Paraclete is a premium name in body armor and has excelled in developing technologically advanced equipment that meets the demanding needs of forward force members of the military. “We are grateful for the contributions Paraclete has made to the MSA portfolio over the past five years, and now, as a part of PPE, we are confident they are better positioned to offer our military personnel and law enforcement agencies the very best in ballistic body armor,” he said.

MSA was advised on the transaction by Confluence Advisors, LLC of Pittsburgh, Pa.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. Many MSA products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, oil, gas and petrochemical industry, homeland security, construction, mining and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, ballistic helmets, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products will soon be marketed and sold under the Safety Works brand. (More information on Safety Works products is available at www.SafetyWorks.com.) MSA has annual sales of approximately $1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

About Protective Products Enterprises

Protective Products Enterprises designs, manufactures and markets advanced products used to provide ballistics protection for personnel and vehicles in the military and law enforcement markets. Products include concealable soft body armor products for law enforcement and the Improved Modular Tactical Vest, a ballistic system for military personnel. The company produces and sells body armor to several U.S. Armed Forces, federal agencies, local and state police forces.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in companies that can benefit from its in–house operating professionals and experience. Sun Capital affiliates have invested in more than 265 companies worldwide with combined sales in excess of $40 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, as well as affiliates with offices in London, Paris, Frankfurt, Luxembourg, Shanghai and Shenzhen. For more information, please visit www.SunCapPart.com.

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